July 5, 2005



via facsimile and U.S. mail

Mr. Barry MacNeil
Chief Financial Officer
Trans-Orient Petroleum Ltd.
1407-1050 Burrard Street
Vancouver, British Columbia, Canada  V6Z 2S3


	Re:	Trans-Orient Petroleum Ltd.
		Form 20-F for Fiscal Year Ended July 31, 2004
Filed January 31, 2005
		File No. 0-27668


Dear Mr. MacNeil:

We have completed our review of your Form 10-K and related filings and have no further comments at this time.

								Sincerely,


								April Sifford
								Branch Chief


Mr./Ms.
Company Name
Date, 2005
Page 1




UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549-0405

   DIVISION OF
CORPORATION FINANCE
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